Exhibit 99.1

PrimeCare Interfaces to Vital Signs Monitor

FOR IMMEDIATE RELEASE

Newport News, VA — March 10, 2011 — PrimeCare Systems, Inc., (OTCQB:PCYS) announced today that it has interfaced its flagship product, the PrimeCare Patient Management System, Version Ten with the WelshAllyn Spot Vital Signs® LXi device.  This interface provides automated capture and download of selected patient’s vital signs from the LXi into the patient’s medical record.  This interface enables physicians to incorporate patient vital signs, such as blood pressure, temperature and pulse oximetry into the patient chart quickly and easily, without risk of transcription error.  PrimeCare anticipates that it will soon develop and incorporate additional interfaces to other ambulatory data capturing devices, including EKG, spirometry, and automated blood chemistry.

About PrimeCare Systems, Inc.:

PrimeCare Systems, Inc, has its corporate, technical and administrative offices in Newport News, Virginia. Incorporated originally as a private company, and traded publically since January, 2008, PrimeCare Systems, Inc., has developed, owns, maintains, updates, expands and markets the PrimeCare Patient Management System, Version Ten, (the Version Ten System) and several related Internet sites that use various sections of the Version Ten System. For more information about the company, visit the corporate web site at http://www.pcare.com. The Version Ten System is marketed in South America by Telemédica SLR, a company based in Argentina. Telemédica is the exclusive marketing agent for the Version Nine System within the free trade association known as Mercosur, whose members are Argentina, Brazil, Chile, Paraguay and Uruguay.

About Welch Allyn

Welch Allyn has a long history of finding solutions that help solve patient care problems. The company was founded in 1915 when Dr. Francis A. Welch and William Noah Allyn built the world's first handheld direct-illuminating ophthalmoscope. The company has since expanded its offering of diagnostic and therapeutic devices to include blood pressure scopes, otoscopes, stethoscopes, thermometers, exam lamps, patient monitoring systems, and cardiac defibrillators. Welch Allyn is also a maker of diagnostic veterinary devices, and it provides supply chain consulting and product support and training services. Descendants of the founding Allyn family own the company and continue to be involved in its management.

A Safe Harbor Statement:

The statements that are not historical facts contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and PrimeCare Systems, Inc., intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include predictions, estimates and other statements that involve a number of risks and uncertainties any, or all, of which could cause actual results to differ materially from any future performance suggested herein. While this outlook represents the current judgement of PrimeCare Systems, Inc., on the future direction of the business, such risks and uncertainties may individually, or mutually, impact the matters herein described, including but not limited to product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors, which are outside the control of PrimeCare Systems, Inc., as well as those risks and uncertainties detailed in the Company's Security and Exchange Commission filings.